Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 9, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
DM Products, Inc.
Walnut Creek, CA

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by DM Products, Inc. of our report dated March 30, 2014, relating to the financial statements of DM Products, Inc. as of and for the years ending December 31, 2013 and 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan